EXECUTION COPY

OMNIBUS AGREEMENT

THIS OMNIBUS AGREEMENT (this “Agreement”) is made and entered into as of December 9, 2012 (the “Effective Date”) by and among ROBERT C. MORGAN and ROBERT MOSER (collectively, the “Principals”), each of the limited liability companies and corporations which are identified on Exhibit A attached hereto (the “Project Entities”), Ideal Private Resorts LLC, a New York limited liability company (“IPR”), SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership (“SCOLP”), and all of the entities set forth on Exhibit B attached hereto, as third party beneficiaries (the “Sun Purchasing Entities”).
RECITALS:
A.    The Principals, through one or more other entities controlled by the Principals, own a controlling interest in the Project Entities.
B.    The Project Entities and other affiliated entities own eleven (11) recreational vehicle communities (each, a “Community” and collectively the “Communities”), inclusive of all improvements, businesses, operations, services, machinery, equipment, goods, vehicles, recreational vehicles, park model cabins and other personal property located at or used or useable in connection with the operation and ownership of the Communities, as more specifically described in the Contribution Agreements (as defined below).
C.    Pursuant to those certain Contribution Agreements, set forth on Exhibit C attached hereto (collectively, the “Contribution Agreements”), the Principals have agreed to cause the Project Entities to contribute the Communities to wholly-owned subsidiaries of SCOLP or Sun Home Services, Inc. (the “Sun Purchasers”), and Sun Purchasers have agreed to accept the contribution of the Communities.
D.    The parties wish to clarify and confirm various aspects of the overall relationship and transactions contemplated by the Contribution Agreements, as well as set forth certain additional conditions precedent to the transactions contemplated by the Contribution Agreements.
NOW, THEREFORE, the parties agree as follows:
1.    Definitions
Capitalized terms used but not otherwise defined herein shall have the following meanings ascribed to them in the Contribution Agreements. The Recitals set forth above are specifically incorporated in and are part of this Agreement.
2.    Agreed Value for the Communities and Deposit
2.1    Agreed Value
The total agreed value (the “Total Agreed Value”) for all of the Communities shall be an amount equal to One Hundred Thirty Five Million and 00/100 Dollars ($135,000,000.00); provided, however, that (i) in the event SCOLP or an affiliate has provided the Peters Pond Loan, the Total

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Agreed Value allocable to the Peters Pond Community shall increase by Three Million and No/Dollars ($3,000,000.00), and (ii) in the event SCOLP or an affiliate has made either the DPO Loan or Peters Pond Loan, and advances for capital improvements (“Cap Ex Advances”) have been provided by SCOLP or an affiliate pursuant to the terms of the DPO Loan and/or Peters Pond Loan, the Total Agreed Value for each Community which was the subject to a Cap Ex Advance shall increase by the amount of such Cap Ex Advance. At Closing, SCOLP shall pay the Total Agreed Value in accordance with the terms of the Contribution Agreements as follows: (i) payment of all outstanding loans, including all accrued and unpaid interest, secured by the Communities, such that upon receipt of such loan payoffs, the applicable lenders will discharge the mortgages and any other security interests, pledges, liens or claims with respect to the Communities, and (ii) the remaining balance of the Total Agreed Value through a combination of the issuance of Series A-3 Preferred OP Units in SCOLP (the “Preferred OP Units”) and immediately available funds (“Cash”), as determined by the Principals prior to Closing.
At Closing, with respect to a portion of the Total Agreed Value equal to the sum of Four Million Twenty Six Thousand Seven Hundred Fifty and No/Dollars ($4,026,750.00) (the “Indemnity Holdback”), (i) the Principals and Project Entities shall grant SCOLP a continuing security interest in those Preferred OP Units subject to the Indemnity Holdback (the “Holdback POP Units”), which shall be subject to cancellation as provided in Section 8 herein, and (ii) the Principals and Project Entities shall place into escrow with First American Title Insurance Company, as Escrow Agent, Cash equal to the remaining balance of the Indemnity Holdback, pursuant to that certain Holdback Escrow Agreement between Escrow Agent, Principals and SCOLP. Until the expiration of the Set Off Period (as defined herein), the Project Entities may not transfer, assign, convey or convert all or any part of the Preferred OP Units subject to the Indemnity Holdback; provided however, that the Project Entities may transfer the Preferred OP Units subject to the Indemnity Holdback during the Set Off Period to an affiliated holding entity, so long as such affiliated holding entity agrees to sign any and all documentation required to by SCOLP indicating its agreement to be bound by the transfer restrictions contained herein.
2.2    Allocation of Total Agreed Value
The Total Agreed Value shall be allocated among the Communities as set forth in the Contribution Agreements and as further allocated among real property, personal property and goodwill as set forth in the Contribution Agreements.
2.3    Deposit.
As more particularly described in each of the Contribution Agreements, SCOLP has deposited with First American Title Insurance Company, as Escrow Agent, an earnest money deposit in the aggregate amount of One Million and 00/100 Dollars ($1,000,000.00) (the “Deposit”) which shall be held in escrow by the Escrow Agent pursuant to that certain Deposit Escrow Agreement between SCOLP, the Principals and Escrow Agent, and delivered pursuant to the terms set forth herein and in the Contribution Agreements. Any interest earned on the Deposit shall be paid to the party entitled to receive the Deposit.

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2.4    Closing Adjustments, Credits and Escrow
The amount of Total Agreed Value to be paid or delivered at Closing shall be increased or decreased, as appropriate, by the prorations and adjustments provided for in the Contribution Agreements, and the following:
(a)    SCOLP shall receive a credit at Closing against the Total Agreed Value for the amount of the outstanding principal balance and all accrued and unpaid interest, exit fees, costs and expenses due under the DPO Loan and the Peters Pond Loan.
(b)    In the event SCOLP has not made the Peters Pond Loan, SCOLP shall receive a credit at Closing against the Total Agreed Value for the amount of the outstanding principal balance and all accrued and unpaid interest, fees and expenses due under that certain $5,000,000 Promissory Note dated June 20, 2012 (the “SCOLP Note”) from Principals, Herbert Morgan, Kevin Morgan and Robyn Morgan, as Maker (the “SCOLP Loan”), secured by the Maker’s equity interests in RCM Peters Pond LLC, RJM Peters Pond LLC and HM Peters Pond LLC, which collectively own 100% of the issued and outstanding shares of capital stock of Peters Pond RV Resort Inc. (“Peters Pond”). The SCOLP Loan is guaranteed by Morgan RMHC LLC, Herbert Morgan II LLC, The RJM Fund LLC, The Robert Morgan Limited Partnership III, which guaranties are secured by a pledge of all of the membership interests or other equity interests, as applicable, in Coldbrook RV Resort LLC, Newpoint RV Resort LLC and Virginia Tent LLC. Upon Closing and receipt of the above-referenced credit, the SCOLP Note shall be deemed satisfied and cancelled and all applicable pledge agreements and guaranties shall be released.
(c)    At Closing, the Total Agreed Value shall increase by One Million One Hundred Thousand and No/Dollars ($1,100,000.00) (the “Post-Closing Repair Holdback”), which will be held by SCOLP and used by the Sun Purchasers post-Closing to complete certain repairs and deferred maintenance at the Communities. Neither the Principals nor any of the Project Entities shall have any rights or claims to any portion of the Post-Closing Repair Holdback.
3.    IPR Representations, Warranties and Covenants of Principals
3.1    Principals and IPR hereby, jointly and severally, represent and warrant to SCOLP and the Sun Purchasers as follows: (i) Beginning in April, 2012, IPR, which is an affiliate of the Principals, began marketing and selling camping vacation club memberships (the “IPR Memberships”) to campers (the “IPR Members”) pursuant to certain individual IPR Membership Camping Contracts (“IPR Contracts”) that entitle the IPR Members party thereto to certain privileges and discounts for camping vacations at certain campground resorts, including the Communities (the “IPR Program”); (ii) the Principals have delivered to SCOLP true, complete and accurate copies of all the IPR Contracts pertaining to the Communities, including all addendums and amendments, between IPR and the IPR Members that were sold under the IPR Program, (iii) the Principals have complied, or have caused their affiliates to comply, in all respects with that certain Final Judgment by Consent dated June 8, 2012 entered under Commonwealth of Massachusetts v. Morgan RV Resorts, LLC et al, Superior Court of Suffolk, Massachusetts (Civil Action No. 11-3071 B)

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(“Massachusetts Civil Action”), except for any non-compliance alleged in the Second Contempt Complaint filed as Commonwealth of Massachusetts v. Morgan RV Resorts, LLC et al, Suffolk Superior Court of Massachusetts (Civil Action NO. 2011-3071B) (“Massachusetts Contempt Complaint”) (iv) the Principals have delivered to SCOLP true, complete and accurate documentation evidencing compliance with the Massachusetts Civil Action, including, without limitation, copies of all written notices delivered to IPR Members at the Peters Pond RV Resort in Sandwich, Massachusetts (“Peters Pond”) regarding seasonal rates, amendments to the IPR Contracts, and offers to refund the full amount paid for an IPR Memberships and copies of all responses thereto received from IPR Members, (v) the Principals have delivered to SCOLP true, complete and accurate documentation evidencing the cancellation of the IPR Memberships of IPR Members who elected refund offers made by IPR at Peters Pond in accordance with the Massachusetts Civil Action, (vi) the IPR Program was offered and sold and has been administered and operated in compliance with all laws, regulations and rules of all government bodies in all states having jurisdiction over the advertising, marketing and sale of the IPR Program in such state; all persons engaged in the advertising, marketing and sale of the IPR Program in such states was duly licensed to do so or had a valid exemption from such licensing requirements; the IPR Program was and is not required to be registered in any such states, except as described in the Massachusetts Civil Action and alleged in the Massachusetts Contempt Complaint, (vii) there are no actions, suits or proceedings pending, or to the best knowledge of the Principals, threatened, with respect to the IPR Program, other than the Massachusetts Civil Action and the Massachusetts Contempt Complaint, and (vii) there are no written agreements between any of the Project Entities and IPR with respect to the IPR Program.
3.2    From and after the Effective Date through and after Closing, (i) IPR shall cease selling any more IPR Memberships in the IPR Program at any of the Communities or that provides for privileges to any of the Communities, and (ii) in exchange for the Sun Purchasers honoring all of the existing memberships to the IPR Program at all of the Communities for twelve (12) months following the Closing, SCOLP shall receive a credit at Closing against the Total Agreed Value equal to Six Hundred Fifty Thousand Three Hundred Ninety and No/Dollars ($650,390.00) (the “IPR Credit”), subject to final adjustment prior to or after Closing based on reasonable evidence provided by IPR and approved by SCOLP, including, without limitation, any reduction in the number of IPR Members with IPR Memberships associated with the Communities. After the Effective Date and prior to Closing, IPR and the Sun Purchasers shall agree upon a process for handling all IPR reservations at the Communities during such twelve (12) month period.
The representations and warranties contained in this Section 3 shall be deemed to be reaffirmed as of the Closing Date, unless prior to the Closing, the Principals or IPR deliver written notice to the contrary to SCOLP, and shall survive for the Claims Period (as set forth in Section 8 herein).
4.    Representations and Warranties
4.1    Representations and Warranties of Principals
The Principals, jointly and severally, hereby represent and warrant to SCOLP as of the Effective Date, and as of the Closing Date, the following with the understanding that each of the representations and warranties are material and have been relied on by SCOLP in connection

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herewith and are material inducements to SCOLP’s willingness to enter into the transactions set forth herein:
(a)    Neither the performance of the Principals’ obligations hereunder nor the performance of the Project Entities’ obligations under the Contribution Agreements, including, without limitation, the conveyance of the Communities as herein and therein contemplated, violates or will violate (i) any constituent documents of a Principal and/or a Project Entity, (ii) any contract, agreement or instrument to which a Principal and/or a Project Entity is a party or bound, or (iii) any applicable law, regulation, ordinance, order or decree.
(b)    This Agreement is the legal, valid and binding obligation of each of the Principals, enforceable against each in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting enforcement of creditors’ rights generally or by general equity principles. The Principals have full right, power and authority to enter into this Agreement and to carry out the transactions contemplated herein. Each person who executes this Agreement and other documents and instruments in connection herewith for or on behalf of a Principal has due power and authority to so act.
(c)    With the exception of that certain agreement between Morgan RV Resorts LLC and MHC Operating Limited Partnership (“ELS”) executed November 9, 2012 (the “Competing LOI”), none of Morgan RV Resorts LLC, the Project Entities, nor the Principals have entered into or executed any other documents or agreements with ELS, or with any other potential purchaser of any one or more of the Communities, campsites or other properties owned by the Project Entities.
(d)    The Competing LOI has terminated pursuant to its terms and the “Exclusive Dealing” and “ROFR” sections were terminated coincident therewith. SCOLP and Sun Purchasing Entities have no information pertaining to this provision, but have relied solely and exclusively on what the Principals have told SCOLP and Sun Purchasing Entities with respect to the Competing LOI and the “Exclusive Dealing” and “ROFR” sections therein.
All of the foregoing representations and warranties shall be deemed to be reaffirmed as of the Closing Date unless prior to the Closing the Principals deliver written notice to the contrary to SCOLP. All of the foregoing representations and warranties contained herein shall survive for the Claims Period.
4.2    Representations and Warranties of SCOLP
SCOLP hereby represents and warrants to the Principals as of the Effective Date, and as of the Closing Date, the following with the understanding that each of the representations and warranties are material and have been relied on by the Principals in connection herewith and are material inducements to the Principal’s willingness to enter into the transactions set forth herein:

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(a)    Neither this Agreement nor the performance of SCOLP’s obligations hereunder violates or will violate (i) any constituent documents of SCOLP, (ii) any contract, agreement or instrument to which SCOLP is a party or bound, or (iii) any applicable law, regulation, ordinance, order or decree.
(b)    This Agreement is the legal, valid and binding obligation of SCOLP, enforceable against SCOLP in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting enforcement of creditors’ rights generally or by general equity principles. SCOLP has full right, power and authority to enter into this Agreement and to carry out the transactions contemplated herein. Each person who executes this Agreement and other documents and instruments in connection herewith for or on behalf of SCOLP has due power and authority to so act.
All of the foregoing representations and warranties shall be deemed to be reaffirmed as of the Closing Date unless prior to the Closing SCOLP delivers written notice to the contrary to the Principals. All of the foregoing representations and warranties contained herein shall survive for the Claims Period (as set forth in Section 8 herein).
5.    Covenants
5.1    Covenants of Principals
In addition to their other obligations under this Agreement, the Principals, IPR and Project Entities covenant and agree to and with SCOLP as follows:
(a)    Principals shall cause, and shall take all actions reasonably necessary to cause, the Project Entities and IPR to perform their respective obligations and agreements and shall not take any action, or permit any Project Entity or IPR to take any action, impairing the ability of either the Project Entities, IPR or the Principals to satisfy all conditions to consummation of the transactions contemplated herein and therein, all as set forth in the Contribution Agreements.
(b)    The Principals, IPR and Project Entities shall promptly give SCOLP notice of any event or condition which causes, or may be reasonably anticipated to cause (i) any representation or warranty made by the Principals, IPR or Project Entities herein or in any Contribution Agreement to be untrue in any material respect, or (ii) any prohibition against or impairment of the performance of any obligation or satisfaction of any condition to be performed or satisfied by either the Principals, IPR or the Project Entities under any Contribution Agreement.
(c)    The Principals and Project Entities shall provide SCOLP with written evidence terminating all existing NASCAR franchise and license agreements pertaining to the following Communities: Wagon Wheel, Wild Acres, Indian Creek, and Westward Ho.

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(d)    The Principals shall deliver to SCOLP within thirty (30) days of Closing the following: (i) 2012 monthly P&Ls through the date of Closing (including any partial month for the month of Closing) for all Communities, and (ii) 2012 Sales by Category reports updated through the date of Closing for all Communities.
(e)    The Principals and Project Entities shall file all final sales tax returns through the Closing Date for all sales taxes collected at all of the Communities prior to the Closing Date.
(f)    The Principals shall deliver to SCOLP the 2012 tax returns for all of the Project Entities within five (5) business days of the filing of such tax returns, but no later than May 1, 2013.
(g)    Prior to Closing, IPR and Principals shall provide SCOLP with written documentation evidencing the removal of the Communities from the IPR Program.
(h)    The Principals shall provide SCOLP with database files representing resident historical data for all of the Communities from the Campground Manager Software System in the same manner that the Principals provided SCOLP with database files representing residential historical data for the properties purchased pursuant to that certain Master BGT Real Estate Purchase Agreement by and among SCOLP and the Principals entered into on November 9, 2011.
5.2    Covenants of SCOLP
In addition to their other obligations under this Agreement, SCOLP covenants and agrees to and with the Principals as follows:
(a)    Subject to Section 5.2(b), for the benefit of direct or indirect owners of Preferred OP Units, that prior to the fifth (5th) anniversary date hereof, neither SCOLP, nor any entity in which SCOLP holds a direct or indirect interest, will consummate a sale, transfer, exchange or other disposition of any Community (a “Protected Property Disposition”) or any indirect interest therein in a transaction, including a merger, that results in the recognition by any direct or indirect owner of Preferred OP Units, for federal income tax purposes, of built-in gain under Section 704(c)(1) the Internal Revenue Code of 1986, as amended (the “Code”). Notwithstanding, this covenant shall not apply to any transferee of a direct or indirect Preferred OP Unit whose tax basis has been determined under Section 1014 of the Code.
(b)    Section 5.2(a) shall not apply to: (i) any transaction which would not result in the recognition and allocation of any built-in gain to any direct owner of Preferred OP Units, such as a transaction which qualifies as a tax-free like-kind exchange under Code Section 1031 or a tax-free contribution under Code Section 721 or Code Section 351 or a tax-free merger or consolidation of SCOLP with or into another entity that qualifies for taxation as a partnership for federal income tax purposes, or (ii) the condemnation or other taking of all or any portion of any Protected Property by a governmental entity or authority

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in eminent domain proceedings or otherwise or a casualty with respect thereto (each, a “Permitted Transfer”). In the case of a Permitted Transfer described in clause (ii) of this Section 5.2(b), SCOLP shall use good faith commercially reasonable efforts to structure such disposition as either a tax-free like-kind exchange under Code Section 1031 or other tax-free contribution or tax-free reinvestment of proceeds under Code Section 1033; provided, that, commercially reasonable efforts shall not require SCOLP to pay additional amounts to purchase replacement property over and above the proceeds of the Permitted Transfer.
(c)    Upon request, SCOLP will permit any direct owner of Preferred OP Units to enter into a Guaranty of Nonrecourse Debt, so as to cause a specified amount of SCOLP’s qualified nonrecourse liabilities to be allocated to such owner under Section 752 of the Code.
(d)    Since the date of Sun Communities, Inc.’s last quarterly report filed with the Securities and Exchange Commission, October 29, 2012, there has not been a material reduction in the non-recourse debt of SCOLP and its affiliates other than as a result of the payment of regularly scheduled principal payments due under such indebtedness; provided, however, this representation shall not be subject to reaffirmation by SCOLP or the Purchasers as of the Closing Date, as otherwise provided in Section 8.2 of the Contribution Agreements.
(e)    In the event any holder of Preferred OP Units desires to sell all, or any portion, of such Preferred OP Units in a transaction designed to qualify for the non-recognition of gain on the sale thereof under the Internal Revenue Code of 1986, as amended, SCOLP will assist and cooperate with such efforts; provided, however, SCOLP shall not be required to incur any liabilities in connection with such transaction or take title to any property in connection therewith, and all costs shall be paid by the said holder of the Preferred OP Units.
5.3    SCOLP Loan
(a)    Notwithstanding the foregoing, the parties hereby agree and acknowledge that nothing contained herein shall in any way modify, amend or affect the rights and remedies of SCOLP, as Lender, or the obligations of Robert Morgan, Robert Moser, Herbert Morgan, Kevin Morgan and Robyn Morgan, as Maker, under that certain Loan Agreement dated June 20, 2012 (the “SCOLP Loan Agreement”), as amended on the Effective Date, with respect to the SCOLP Note and the SCOLP Loan. All terms and conditions under the SCOLP Loan Agreement remain in full force and effect and shall survive the execution, delivery or termination of this Agreement until the SCOLP Loan is repaid in full at Closing, at which point the SCOLP Note shall be deemed satisfied and cancelled and all pledge agreements and guaranties shall be released. Additionally, the parties hereby agree and acknowledge that Section 6 of the SCOLP Loan Agreement shall have no force and effect upon any termination of this Agreement by the Contributors as a result of a default by SCOLP or Purchasers under this Agreement or the Contribution Agreements so long as none of the Contributors are in default and are ready, willing and able to proceed to Closing. With the exception of the immediately preceding sentence, in the event of any conflict between the SCOLP Loan

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Agreement and this Agreement, the terms and conditions of the SCOLP Loan Agreement shall control.
6.    Closing Conditions
6.1    Conditions to SCOLP’s Obligation to Close
SCOLP’s obligations to acquire the Communities pursuant to this Agreement and the Contribution Agreements are subject to satisfaction of each of the following conditions:
(a)    All of the conditions to SCOLP’s obligations under this Agreement and the obligations of the Sun Purchasers under each of the Contribution Agreements that have not otherwise been terminated shall have been timely satisfied or shall have been waived in writing by the party whose obligations are conditioned thereby.
(b)    The representations and warranties of the Principals and the Project Entities in this Agreement and the Contribution Agreements shall have been true and correct in all material respects when made and shall be true and correct at the Closing.
(c)    The Principals and the Project Entities shall have timely complied with and materially performed all their covenants and other obligations set forth in this Agreement and in the Contribution Agreements which are to be performed at or prior to the Closing.
(d)    No action, suit, proceeding or investigation shall have been instituted before any court or governmental body, or instituted by any governmental agency, to restrain or prevent consummation of the transactions under this Agreement or which would affect the right of SCOLP to own, operate and control any of the Communities.
(e)    SCOLP shall have received all of the Project Entities’ closing documents as required under this Agreement and all Contribution Agreements.
(f)    No event of default exists under the SCOLP Loan.
If any such condition is not timely satisfied or is not waived in writing by SCOLP, this Agreement shall remain in full force and effect and (i) SCOLP shall have the right to terminate any one or all of the Contribution Agreements with respect to any or all of the Communities, subject to the provisions contained in Section 14 of each Contribution Agreement, by providing written notice to the Principals, and close on any other Contribution Agreements or any of the other Communities, as permitted under Section 14 of each Contribution Agreement, (ii) SCOLP shall have the right to enforce all available rights and remedies under the SCOLP Loan, as amended as of the Effective Date, (iii) the Deposit or Prorated Deposit (as defined in the Contribution Agreements), as applicable, shall be refunded by the Escrow Agent to SCOLP, and (iv) to the extent the failure of any condition as set forth in this Section 6.1 results in a default by either the Principals or any Morgan Entity, SCOLP shall have all rights and remedies available under Section 7.2 herein.

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6.2    Conditions to Principals’ and Project Entities’ Obligation to Close
The obligations of the Principals and the Project Entities’ to contribute the Communities pursuant to this Agreement and the Contribution Agreements are subject to satisfaction of each of the following conditions:
(a)    All other conditions to the obligations of the Principals and the Project Entities under this Agreement and the Contribution Agreements shall have been timely satisfied or shall have been waived in writing by the party whose obligations are conditioned thereby.
(b)    The representations and warranties of the SCOLP in this Agreement and of the Sun Purchasers in the Contribution Agreements shall have been true and correct in all material respects when made and shall be true and correct at the Closing.
(c)    SCOLP and Sun Purchasers shall have timely performed all their covenants and other obligations set forth in this Agreement and in the Contribution Agreements which are to be performed at or prior to the Closing.
(d)    The Project Entities shall have received all of SCOLP’s closing documents under this Agreement and all Contribution Agreements.
If any such condition is not timely satisfied or is not waived in writing by the Principals, this Agreement shall remain in full force and effect, and (i) the Principals shall have the right to terminate all of the Contribution Agreements by providing written notice to SCOLP, and (ii) to the extent the failure of any condition as set forth in this Section 6.2 results in a default by either SCOLP or any Sun Purchaser, the Principals shall have, as their sole and exclusive remedy, the right to terminate all of the Contribution Agreements and receive the Deposit from the Escrow Agent as liquidated damages, as set forth in Section 7.2 herein.
7.    Closing and Cross-Default
7.1    The Closing
The acquisition and conveyance of the Communities under all the Contribution Agreements and the consummation of all the other transactions contemplated thereby and by this Agreement (the “Closing”) shall occur as set forth in the Contribution Agreements. At Closing, the Principals, Project Entities and IPR shall deliver a “bring down” certificate confirming the truth and accuracy of all of their representations and warranties herein and in each of the Contribution Agreements.
7.2    Default.
In the event of a default by either SCOLP or any Sun Purchaser to close on the transactions contemplated by any Contribution Agreement in breach of the terms thereof, or a default by either SCOLP or any Sun Purchaser under this Agreement, then SCOLP and the Sun Purchasers shall be deemed to be in default under all of the Contribution Agreements and this Agreement, and the Principals’ and the Project Entities’ sole and exclusive remedy as a result of such default shall be

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to terminate all of the Contribution Agreements and receive the Deposit from the Escrow Agent as liquidated damages. The Principals and Project Entities agree and acknowledge that the Deposit is a reasonable estimate of any damages which the Principals and Project Entities may suffer as a result of SCOLP’s or any Sun Purchaser’s default.

In the event of a default by either the Principals or any of the Project Entities to close on the transactions contemplated by any Contribution Agreement in breach of the terms thereof, a default by either the Principals, IPR or any of the Project Entities under this Agreement, or the condition set forth in Section 10.1(f) of any Contribution Agreement and/or the condition set forth in Section 10.1(h) of any Contribution Agreement and/or the condition set forth in Section 10.1(i) of any Contribution Agreement are not satisfied prior to the Closing, then the Principals, IPR and the Project Entities shall be deemed to be in default under all of the Contribution Agreements and this Agreement, and SCOLP and Sun Purchasers shall have the right to either, as their sole and exclusive remedy as a result of such default,(i) specific performance of the terms and conditions of this Agreement and the Contribution Agreements, and/or (ii) terminate all or any of the Contribution Agreements, whereupon the Deposit or Prorated Deposit, as applicable, shall be refunded by the Escrow Agent to SCOLP, and the Principals shall promptly reimburse SCOLP for all of its actual costs and expenses associated with Letter of Intent and the Acquisition, each as defined in the SCOLP Loan Agreement and this Agreement, in an amount not to exceed One Million Five Hundred Thousand and No/Dollars ($1,500,000.00), including, without limitation, all costs and expenses of third parties involved in SCOLP’s due diligence investigation (including all title insurance companies, surveyors and environmental consultants), all attorneys’ fees and expenses, all accounting fees and expenses and all commitment and other fees and expenses paid to prospective lenders. Notwithstanding the foregoing, the total amount recoverable for said actual costs under this Section 7.2 and Section 14.1 of the Contribution Agreements shall not exceed $1,500,000.00, provided, however, that such $1,500,000.00 limit will not apply to those indemnification obligations set forth in that certain Indemnity Agreement dated as of the Effective Date from the Principals and Robyn Morgan for the benefit of SCOLP, Sun Communities, Inc. and the Indemnified Parties (as defined therein).

Neither party may exercise any right of termination under either of the Contribution Agreements unless such party or its affiliates also terminate the other Contribution Agreement, so that a closing must occur under all of the Contribution Agreements, or under none of them. Notwithstanding the foregoing, SCOLP and the Sun Purchasing Entities may terminate any Contribution Agreement with respect to all or any of the Communities and purchase any other Communities, pursuant to the terms and conditions in Section 14.4 of each Contribution Agreement.

8.    Indemnification

8.1    All representations and warranties made by the parties herein shall survive the Closing for a period that is the later of (i) eighteen (18) months after Closing, or (ii) three (3) months after the issuance of Sun Communities Inc.’s audited financial statements covering 2013 if the Closing occurs by January 2, 2013, or for the first full calendar year following the Closing if the Closing does not occur by January 2, 2013, which audited financial statements shall be issued by April 15th of such applicable calendar year (the “Claims Period”); provided, however, that the

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Fundamental Reps (as defined in the Contribution Agreements) shall survive and continue in full force and effect until the expiration of the applicable statute of limitations, and provided, further, that any claim for and/or based on fraud shall continue in full force and effect indefinitely. No party will be obligated to provide indemnification pursuant to Section 8.2 and Section 8.3 herein with respect to any breach of a representation or warranty set forth in this Agreement and each of the Contribution Agreements unless on or before the last day of the Claims Period the party claiming such indemnification notifies such party in writing of such claim specifying the factual basis of the claim in reasonable detail to the extent then known by such party, whether or not the settlement or proceeding with respect to such claim occurs, in whole or in part, during or after the applicable Claims Period. The period beginning on the last day of the Claims Period through the date of the final settlement and resolution of any claims or actions that are pending upon expiration of the Claims Period (“Pending Claims”) shall be referred to herein as the “Set Off Period.” All covenants and agreements shall survive the Closing and shall continue in full force and effect until they are fully performed.
8.2    Project Entities and IPR, jointly and severally, hereby agree to indemnify, defend, and hold harmless SCOLP, Sun Communities, Inc., the Sun Purchasers and each of their respective members, managers, partners directors, officers, shareholders, employees, agents, attorneys, related parties, affiliates, successors and assigns (collectively, the “Sun Indemnified Parties”) from and against any and all actions, proceedings, claims, demands, losses, costs, liabilities, obligations, damages and expenses (including attorneys' fees and costs) whatsoever, including any losses, costs, liabilities, obligations, damages and expenses as a result of the final settlement or judgment of any Pending Claims (“Losses”), which may be brought against or suffered by any of the Indemnified Parties or which they may sustain, pay or incur, arising by reason of, in connection with or in any way relating to (i) any breach by either of the Principals, IPR, or the Project Entities of any of their representations, warranties and covenants as set forth herein and in each of the Contribution Agreements, (ii) claims made by an IPR Member or governmental authority arising from withdrawal of the Communities from the IPR Program, provided, however, such indemnity shall not include the costs of any benefits provided to any IPR Member by a Purchaser without the approval of IPR, unless required to do so by a final court order, (iii) LNR Partners, LLC and that certain Letter Agreement dated June 25, 2012 between the Project Entities and Wells Fargo Bank, N.A., as Trustee for the Registered Holders of Comm 2006-C8 Commercial Mortgage Pass-Through Certificates, c/o LNR Partners, LLC and that certain Joinder by and Agreement of Guarantor by the Principals, (iv) the ELS Matters (as defined in the Contribution Agreements), and (v) any breach by the Principals or any of the Project Entities with respect to their indemnification obligations as set forth in Section 15 of each of the Contribution Agreements. Project Entities’ and IPR’s indemnification obligations as set forth herein are in addition to those indemnification obligations set forth in that certain Indemnity Agreement dated as of the Effective Date from the Principals and Robyn Morgan for the benefit of SCOLP, Sun Communities, Inc. and the Indemnified Parties (as defined therein) (the “Indemnity Agreement”).
8.3    From and after the Closing Date, SCOLP agrees to indemnify, defend and hold harmless the Principals and the Project Entities from and against any and all claims, penalties, damages, liabilities, actions, causes of action, costs and expenses (including reasonable attorneys’ fees), arising out of, as a result of or as a consequence of any breach by SCOLP or any Sun Purchasing Entity of any of their representations, warranties, or obligations set forth herein or in any other

2351284.10

document or instrument delivered by SCOLP or any Sun Purchasing Entity in connection with the consummation of the transactions contemplated herein.
8.4    The aggregate amount payable to the Sun Indemnified Parties with respect to the all Losses under Section 8.2 shall not exceed an amount equal to the Indemnity Holdback (the “Cap”), and the Sun Indemnified Parties may not assert any claim hereunder or under any of the Contribution Agreements unless and until all claims hereunder and under all of the Contribution Agreements exceed an aggregate minimum amount equal to Twenty Five Thousand and No/Dollars ($25,000.00) (the "Minimum Amount"), in which event recovery may be had with respect to all claims (and not just those above the Minimum Amount); provided, however, that (i) the Cap shall not apply to any Losses resulting from, arising out of, in the nature of, or caused by (a) any Pre-Closing Liabilities (as defined in the Contribution Agreements), (b) any litigation disclosed on Exhibit N to the Contribution Agreements, or (c) the ELS Matters (as defined in the Contribution Agreements), and (ii) the aggregate amount payable to the Sun Indemnified Parties with respect to the all Losses resulting from, arising out of, in the nature of, or caused by any fraudulent breach by a party of any of its representations, warranties, covenants or agreements set forth herein, or in the Contribution Agreements, shall not exceed Ten Million and No/Dollars ($10,000,000.00), provided, however, that such $10,000,000.00 limit shall not apply to any Losses resulting from, arising out of, in the nature of, or caused by the ELS Matters. After the determination of any Losses during the Set Off Period under Section 8.2, then, at Principals’ election, Sun Indemnified Parties may either receive Cash from the Indemnity Holdback equal to the amount of such Losses or cancel Holdback POP Units equal to the amount of such Losses or, in lieu of such cancellation, Principals may deliver to SCOLP Cash equal to the amount of such Losses.
8.5    Any Indemnified Party making a claim for indemnification under Section 8 herein (an “Indemnitee”) shall notify the Principals (each, an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof and the basis thereof. Any Indemnitor shall be entitled to participate in the defense of any action, lawsuit, proceeding, investigation or other claim resulting from a claim made by a third party giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and, at its option (subject to the limitations set forth below), shall be entitled to assume the defense thereof by appointing reputable counsel acceptable to the Indemnitee in its sole discretion to be the lead counsel in connection with such defense; provided that prior to the Indemnitor assuming control of such defense it shall first acknowledge in a writing delivered to the Indemnitee that such Indemnitor shall indemnify Indemnitee in respect of such action, lawsuit, proceeding, investigation or other claim giving rise to such claim for indemnification as provided hereunder, and provided, further, that:
(a)    the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the reasonable fees and expenses of such separate counsel shall be borne by the Indemnitee;
(b)    the Indemnitor shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) if (i) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action,

2351284.10

indictment, allegation or investigation; (ii) the Indemnitee reasonably believes an adverse determination in respect of the action, lawsuit, investigation, proceeding or other claim giving rise to such claim for indemnification would be materially detrimental to or would materially injure the Indemnitee’s reputation or future business prospects; (iii) the claim seeks an injunction or other equitable relief against the Indemnitee; (iv) there are legal defenses that are available to the Indemnitee that are different from or additional to those available to the Indemnitor; (v) there exists a conflict of interest between the Indemnitee and the Indemnitor; or (vi) the Indemnitor failed or is failing to assume control of such defense in a timely fashion or to vigorously prosecute or defend such claim; and
(c)    if the Indemnitor elects to control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations in respect of such claim, with prejudice.
8.6    A claim for indemnification for any matter not involving a third party claim described in Section 8.5 may be asserted by notice to the party from whom indemnification is sought describing the claim, the amount thereof and the basis thereof.

9.    Notices, Etc.
All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, by facsimile or registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9):
If to the Principals:

Mr. Robert C. Morgan
c/o Morgan Management
1170 Pittsford Victor Road
Pittsford, New York 14534
Fax: (585) 419-9636

With a required copy to:

Fix Spindelman Brovitz & Goldman, P.C.
295 Woodcliff Drive, Suite 200
Fairport, New York 14450
Attn: Mr. Richard S. Brovitz
Fax: (585) 641-2791

2351284.10

If to SCOLP:

Mr. Gary A. Shiffman
Sun Communities, Inc.
27777 Franklin Road, Suite 200
Southfield, Michigan 48034
Fax: (248) 208-2645

With a required copy to:

Jaffe, Raitt, Heuer & Weiss, P.C.
27777 Franklin Road, Suite 2500
Southfield, Michigan 48034
Attn: Mr. Arthur A. Weiss
Fax: (248) 351-3082

10.    Miscellaneous Provisions
10.1    Entire Agreement
Except for the SCOLP Loan Agreement, this Agreement, the Indemnity Agreement and the Contribution Agreements (together with the exhibits hereto and thereto) constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements, representations, inducements and undertakings, both written and oral, among the Principals and SCOLP with respect to the subject matter hereof and thereof. There is no statement, promise, agreement or obligation in existence which may conflict with the terms of this Agreement or which may modify, enlarge or invalidate this Agreement or any provision hereof. None of the prior and/or contemporaneous negotiations, preliminary drafts, or prior versions of this Agreement leading up to its execution and not set forth herein shall be used by any of the parties to construe or affect the validity of this Agreement. In the event of any conflict between the terms of this Agreement and any other agreements executed in connection with the overall transaction, including the Contribution Agreements, the terms of this Agreement shall control.
10.2    Cooperation
The parties hereto shall use their reasonable, diligent and good faith efforts, and shall cooperate with and assist each other, to perform their respective obligations under this Agreement and the Contribution Agreements. The parties shall execute such additional instruments and certificates as may be necessary or appropriate in order to carry out the intent of this Agreement. Principals shall use their best efforts to promptly deliver all notices and obtain all documentation, due diligence deliveries, authorizations, consents and approvals that may be or become necessary for the consummation of the transactions contemplated by this Agreement and the Contribution Agreements.

2351284.10

10.3    Amendments
This Agreement may not be amended or modified except by an instrument in writing signed by, or on behalf of, the Principals and SCOLP.
10.4    Benefits
This Agreement shall inure to the benefit of and shall bind the parties hereto, their successors and assigns. None of the provisions of this Agreement shall be construed as for the benefit of or as enforceable by any creditor of the parties or any other person not a party to this Agreement.
10.5    Severability
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.
10.6    Captions
All captions are for convenience only, do not form a substantive part of this Agreement and shall not restrict or enlarge any substantive provisions of this Agreement.
10.7    Construction
This Agreement shall not be construed more strictly against one party then against the other, merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that all parties have contributed substantially and materially to the preparation of this Agreement.
10.8    Number and Gender
Where necessary or appropriate to the construction of this Agreement, the singular and plural number, and the masculine, feminine and neuter gender shall be interchangeable.
10.9    Applicable Law
This Agreement shall be governed by, and construed in accordance with, the laws of the State of Michigan. This Agreement was negotiated in the State of Michigan and the Total Agreed Value delivered pursuant to this Agreement was disbursed from the State of Michigan, which state the parties agree has a substantial relationship to the parties and to the underlying transaction

2351284.10

embodied hereby, and in all respects, including matters of construction, validity and performance of this Agreement and all obligations arising hereunder.
10.10    Jurisdiction / Venue
Each of the parties hereto submits to the sole and exclusive jurisdiction of the courts of and located in Oakland County, State of Michigan and the federal courts of the United States of America located in the Eastern District of Michigan, for any action or proceeding arising out of or relating to this Agreement and/or any other aspect of the relationship between and/or among SCOLP or Sun Purchasing Entities and any one or more of the other parties to this Agreement and agrees that all claims and/or defenses in respect of the action or proceeding shall be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement and/or any other aspect of the relationship between and/or among SCOLP or Sun Purchasing Entities and any one or more of the other parties to this Agreement in any other court. Each of the parties waives any right to seek a transfer of any action or proceeding to any other forum and waives all defenses and/or objections to maintaining any action or proceeding in the courts of and located in Oakland County, State of Michigan and the federal courts of the United States of America located in the Eastern District of Michigan so brought including, without limitation, the defense of inconvenient forum (forum non conveniens) and waives any bond, surety and other security that might be required of any other party with respect thereto.
10.11    Counterparts
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Copies (whether photostatic, facsimile, PDF or otherwise) of this Agreement may be made and relied upon to the same extent as an original.
10.12    Time is of the Essence.
Time is of the essence of this Agreement.
[Signatures on next page]

2351284.10

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

PRINCIPALS:	SCOLP:
/s/ Robert C. Morgan
ROBERT C. MORGAN	SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership
/s/ Robert Moser	By: Sun Communities, Inc., General Partner
ROBERT MOSER	By: /s/ Jonathan Colman Name: Jonathan Colman Title: Executive Vice President
IDEAL PRIVATE RESORTS LLC, a New York limited liability company

By:     /s/ Robert C. Morgan
Name: Robert C. Morgan
Title: Manager

[Signature Page Continued]

2351284.10

[Signature Page to Omnibus Agreement, dated December 9, 2012]

SUN PURCHASING ENTITIES

SUN GWYNN’S ISLAND RV LLC,
a Michigan limited liability company

By: Sun Communities Operating Limited Partnership,
           a Michigan limited partnership
Its: Sole member

           By: Sun Communities, Inc.,
                     a Maryland corporation
           Its: General Partner

                       By: /s/ Jonathan Colman
                       Name: Jonathan Colman
                        Its: Executive Vice President

SUN INDIAN CREEK RV LLC,
a Michigan limited liability company

By: Sun Communities Operating Limited Partnership,
           a Michigan limited partnership
Its: Sole member

           By: Sun Communities, Inc.,
                     a Maryland corporation
           Its: General Partner

                       By: /s/ Jonathan Colman
                       Name: Jonathan Colman
                        Its: Executive Vice President

SUN LAKE LAURIE RV LLC,
a Michigan limited liability company

By: Sun Communities Operating Limited Partnership,
a Michigan limited partnership
Its: Sole member

By: Sun Communities, Inc.,
a Maryland corporation
Its: General Partner
        By: /s/ Jonathan Colman
Name: Jonathan Colman
Its: Executive Vice President

[Signature Page Continued]

2351284.10

[Signature Page to Omnibus Agreement, dated December 9, 2012]
SUN FIESTA KEY RV LLC,
a Michigan limited liability company

By: Sun Communities Operating Limited Partnership,
a Michigan limited partnership
Its: Sole member

By: Sun Communities, Inc.,
a Maryland corporation
Its: General Partner

By: /s/ Jonathan Colman
Name: Jonathan Colman
Its: Executive Vice President

SUN NEWPOINT RV LLC,
a Michigan limited liability company

By: Sun Communities Operating Limited Partnership,
a Michigan limited partnership
Its: Sole member

By: Sun Communities, Inc.,
a Maryland corporation
Its: General Partner

By: /s/ Jonathan Colman
Name: Jonathan Colman
Its: Executive Vice President

SUN PETERS POND RV LLC,
a Michigan limited liability company

By: Sun Communities Operating Limited Partnership,
a Michigan limited partnership
Its: Sole member

By: Sun Communities, Inc.,
a Maryland corporation
Its: General Partner

By: /s/ Jonathan Colman
Name: Jonathan Colman
Its: Executive Vice President
[Signature Page Continued]

2351284.10

[Signature Page to Omnibus Agreement, dated December 9, 2012]
SUN SEAPORT RV LLC,
a Michigan limited liability company

By: Sun Communities Operating Limited Partnership,
a Michigan limited partnership
Its: Sole member

By: Sun Communities, Inc.,
a Maryland corporation
Its: General Partner

By: /s/ Jonathan Colman
Name: Jonathan Colman
Its: Executive Vice President

SUN VIRGINIA PARK RV LLC,
a Michigan limited liability company

By: Sun Communities Operating Limited Partnership,
a Michigan limited partnership
Its: Sole member

By: Sun Communities, Inc.,
a Maryland corporation
Its: General Partner

By: /s/ Jonathan Colman
Name: Jonathan Colman
Its: Executive Vice President

Sun WAGON WHEEL RV LLC,
a Michigan limited liability company

By: Sun Communities Operating Limited Partnership,
a Michigan limited partnership
Its: Sole member

By: Sun Communities, Inc.,
a Maryland corporation
Its: General Partner

By: /s/ Jonathan Colman
Name: Jonathan Colman
Its: Executive Vice President
[Signature Page Continued]

2351284.10

[Signature Page to Omnibus Agreement, dated December 9, 2012]

SUN WESTWARD HO RV LLC,
a Michigan limited liability company

By: Sun Communities Operating Limited Partnership,
a Michigan limited partnership
Its: Sole member

By: Sun Communities, Inc.,
a Maryland corporation
Its: General Partner

By: /s/ Jonathan Colman
Name: Jonathan Colman
Its: Executive Vice President

SUN WILD ACRES RV LLC,
a Michigan limited liability company

By: Sun Communities Operating Limited Partnership,
a Michigan limited partnership
Its: Sole member

By: Sun Communities, Inc.,
a Maryland corporation
Its: General Partner

By: /s/ Jonathan Colman
Name: Jonathan Colman
Its: Executive Vice President

PROJECT ENTITIES

MORGAN FIESTA KEY LLC

By: /s/ Robert C. Morgan
Robert C. Morgan, Manager

GWYNNS ISLAND RV RESORT LLC

By: /s/ Robert C. Morgan
Robert C. Morgan, Manager

[Signature Page Continued]

2351284.10

[Signature Page to Omnibus Agreement, dated December 9, 2012]

INDIAN CREEK RV RESORT LLC
By:    Indian Creek Camping, Inc., Sole Member

By:    /s/ Robert C. Morgan
Robert C. Morgan, President

LAKE LAURIE RV RESORT LLC
By:    Lake Laurie, Inc., Sole Member

By:    /s/ Robert C. Morgan
Robert C. Morgan, President

NEWPOINT RV RESORT LLC
By: Morgan RMHC LLC, Managing Member

By:/s/ Robert C. Morgan
Robert C. Morgan, Manager

PETERS POND RV RESORT INC.

By:/s/ Robert C. Morgan
Robert C. Morgan, President

SEAPORT LLC

By:/s/ Robert C. Morgan
Robert C. Morgan, Manager

VIRGINIA TENT LLC
By: Morgan RMHC LLC, Managing Member

By:/s/ Robert C. Morgan
Robert C. Morgan, Manager

[Signature Page Continued]

2351284.10

[Signature Page to Omnibus Agreement, dated December 9, 2012]

WAGON WHEEL MAINE LLC
By:    Alpine Lake RV Resort, LLC, Sole Member
By:    Alpine Lake RV SPE, Inc., Managing Member

By:    /s/ Robert C. Morgan
Robert C. Morgan, President

WESTWARD HO RV RESORT LLC

By:/s/ Robert C. Morgan
Robert C. Morgan, Manager

WILD ACRES LLC
By:    Alpine Lake RV Resort, LLC, Sole Member
By:    Alpine Lake RV SPE, Inc., Managing Member

By:    /s/ Robert C. Morgan
Robert C. Morgan, President

Exhibit List:

A    Project Entities
B    Sun Purchasing Entities
C    Contribution Agreements

2351284.10

Exhibit A

Project Entities

Morgan Fiesta Key, LLC
Gwynns Island RV Resort LLC
Indian Creek RV Resort LLC
Lake Laurie RV Resort LLC
Newpoint RV Resort LLC
Peters Pond RV Resort Inc.
Seaport, LLC
Virginia Tent LLC
Wagon Wheel Maine LLC
Westward Ho RV Resort LLC
Wild Acres LLC

2351284.10

Exhibit B

Sun Purchasing Entities

1.	Sun Gwynn’s Island RV LLC

2.	Sun Indian Creek RV LLC

3.	Sun Lake Laurie RV LLC

4.	Sun Fiesta Key RV LLC

5.	Sun Newpoint RV LLC

6.	Sun Peters Pond RV LLC

7.	Sun Seaport RV LLC

8.	Sun Virginia Park RV LLC

9.	Sun Wagon Wheel RV LLC

10.	Sun Westward Ho RV LLC

11.	Sun Wild Acres RV LLC

2351284.10